Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-157163

FDIC-assisted acquisition of Midwest Bank and Trust Company May 17, 2010

Forward looking statements This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements express management's current expectations, forecasts of future events or long-term goals and, by their nature, are subject to assumptions, risks and uncertainties. Actual results could differ materially from those indicated. The Company refers you to its periodic reports and registration statements filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009 filed on February 25, 2010, for additional discussion of these assumptions, risks and uncertainties. Forward- looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update forward- looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Transaction overview FirstMerit Bank purchased and assumed select assets and liabilities from the FDIC as receiver of Midwest Bank and Trust Company No holding company assets or liabilities acquired Indemnifications from the FDIC Purchased approximately $3.0 billion of assets (including $2.2 billion of loans) and $2.3 billion of deposits Subject to standard 80% / 20% FDIC loss-sharing agreement on all acquired loans and OREO Net consideration of approximately $90 million paid to the FDIC Represents an implied deposit premium of 3.9% Includes 30 day value appreciation instrument with an estimated value of $2.1 million(1) All approvals received - transaction closed May 14 Strong equity levels bolstered by proposed capital raise of $315 million Pro forma earnings potential provides future capital flexibility Transaction Approvals Capital ratios Note: Amounts based on internal financial statements, subject to final closing balances. (1) Calculated using the Black-Scholes model.

Together with First Bank and George Washington creates a scale footprint to serve the Chicago market Attractive and complementary branch footprint Increases FirstMerit's deposit market share ranking from #28 to #14 Provides further operating leverage to FirstMerit's super-community bank strategy Expands commercial lending capabilities Enhances already strong middle market commercial lending team Favorable competitive dynamics remain Financially compelling Immediately accretive to EPS Transaction IRR well in excess of FirstMerit's hurdle rates Projected operating expenses based on conservative, bottom-up analysis One-time merger and integration costs of $7 million (pre-tax) Low risk transaction FDIC loss sharing provides protection Midwest Bank and Trust loan quality superior to other FDIC-assisted transactions Transaction rationale

Midwest Bank and Trust franchise overview Midwest Bank and Trust was established in 1959 Provides a focused Chicago branch footprint A well respected interim management team that led restructuring efforts Retained customer relationships through a difficult business cycle Approximately 50% of Midwest Bank and Trust's HoldCo tangible capital in 2008 was written-off due to losses in Fannie and Freddie preferred stock investments Loan quality better than other FDIC-assisted transactions High scarcity value Highly competitive auction process Limited near term FDIC-assisted deals of size

Building a strategic franchise in Chicago Assets: $415 mm Deposits: $1.2 bn Branches: 24 February 2010 Assets: $420 mm Deposits: $393 mm Branches: 4 February 2010 Assets: $3.0 bn Deposits: $2.3 bn Branches: 26 May 2010 Attractively priced strategic franchise Premium Paid to Total Deposits FirstMerit - Chicago Acquisitions (1) 2.2% Chicago Branch Transactions (2) 8.0% Chicago Bank and Thrift Transactions (3) 18.8% Source: SNL Financial. (1) Represents the net premium paid by FirstMerit for its three Chicago area acquisitions. (2) Average of 4 branch transactions in the Chicago MSA since 9/30/04. (3) Average of 40 bank and thrift transactions in the Chicago MSA since 9/30/04 (excludes jumbo deposits).

Positions FirstMerit's franchise for long term growth Pro forma Midwest franchise Pro forma Chicago MSA franchise (1) Source: Company filings and SNL Financial. (1) Deposit market share data as of 6/30/09. Midwest Bank and Trust FirstMerit Corp.

Better positioned to leverage FirstMerit's super-community bank strategy in Chicago Opportunities FirstMerit Value Proposition Increase retail marketing efforts Small business Core deposits Credit / Debit card Enhance middle market and business banking Favorable competitive dynamics remain Leverage Midwest Bank and Trust's established commercial lending platform Broaden ABL business Cross-sell of wealth management, brokerage and cash management Local delivery of relationship banking Regional structure supports close client relationship Chicago commercial president will help institutionalize key relationships Local decision making Access to decision makers / senior management Credit authority appropriate to Chicago market Enables prompt response on credit decisions Strong sales and service orientation Motivated and empowered bankers Consultative, agile and efficient approach to banking Product parity with larger bank competitors Deep community involvement

Experienced leadership team with Chicago roots Paul Greig, CEO Bill Richgels, CCO Peter Gillespie, Regional President Chicago market experience Years Charter One Bank JPMorgan Chase / Bank One / First Chicago NBD American National Bank JPMorgan Chase / Bank One / First Chicago NBD American National Bank FNW Bancorp First Midwest Bank Continental Illinois National Bank First Bank JPMorgan Chase / Bank One / First Chicago NBD American National Bank NBD 28 years 22 years 19 years

Integration has already begun Senior FirstMerit executives have extensive market knowledge Integration of Midwest Bank and Trust follows completion of George Washington Savings Bank and First Bank branch acquisitions Smooth transition anticipated Midwest Bank and Trust opened for business as usual on Saturday FirstMerit ambassadors in each branch to ensure smooth transition FirstMerit management has formed a dedicated team to lead the integration process Branch integration Product and sales management Credit risk management Information technology

Pro forma capital projections FirstMerit pro forma for Midwest Bank and Trust ($ in millions) Note: Peer group includes ASBC, HBAN, FULT, TCB, PRK, FCF, ONB, MBFI, FNB and WTFC. (1) Pro forma for planned $315mm common equity raise net of fees, balance sheet reduction of approximately $700mm and preliminary estimate of purchase accounting marks.

FirstMerit is well-positioned to continue to build significant shareholder value Strong platform Organizational enhancements Improved credit Solid capital position Franchise positioned for organic growth Market leadership in core markets Opportunity to expand the franchise Focused on shareholder returns

Summary Financially attractive to FirstMerit shareholders Low risk transaction Integration started immediately Expands market presence in the Chicago metropolitan area Continuation of previously communicated Chicago market expansion initiative in shareholder friendly transaction

FDIC-assisted acquisition of Midwest Bank and Trust Company May 17, 2010 The issuer has filed a registration statement (including a preliminary prospectus supplement dated May 17, 2010 and an accompanying prospectus dated February 6, 2009) with the Securities and Exchange Commission (the "SEC") for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the accompanying prospectus and the other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by calling Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037, RBC Capital Markets Corporation at 212-428-6670 or Sandler O'Neill + Partners, L.P. at 1-866-805-4128.